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AM Communications, Inc.
1900 AM Drive
Quakertown, PA 18951-2107
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Press Release


                                                AM's Investor Relations Contact:
                                                   Pat Eynon
                                                   Phone:  215-538-8705
                                                   Fax:  215-538-8773
                                                   peynon@amcomm.com


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                             AM COMMUNICATIONS, INC.
                          ANNOUNCES RESTRUCTURING PLAN


         Quakertown, Pennsylvania, August 13, 2003 - AM Communications, Inc. (OTCBB: AMCME), a leading supplier of software-driven network reliability solutions for HFC broadband network enterprises, today announced a plan that has implemented a two-week furlough of members of its corporate, sales and administrative staff as part of a restructuring plan to reduce costs. The furlough plan affects approximately 42% of this workforce. The length of the furloughs may be extended if deemed necessary by the Company.

         AM also announced that Kenneth (Chip) Wiltse, President and CEO, William J. Stape, a director of the Company, and George L. Kotkiewicz, a director of the Company, have each resigned for personal reasons, affective as of August 8, 2003. The Board has appointed Lawrence W. Mitchell, former in-house general counsel, to serve as President and CEO. The Company has not yet filled the vacancies in its Board of Directors caused by the resignations of Mr. Stape and Mr. Kotkiewicz.

         The difficult business and economic climate that has affected the broadband communications industry as a whole continues to negatively impact AM's sales and profitability. As a result, AM and its subsidiaries continue to experience significant cash flow difficulties and are in default of several financial covenants set forth in their loan documents with their principal lenders, LaSalle Business Credit, LLC and Chatham Investment Fund I, LLC. While neither LaSalle nor Chatham has elected, to date, to pursue any such remedy, as a result of said defaults by AM and its subsidiaries, LaSalle and Chatham have the right to (a) refuse to extend further advances to AM and its subsidiaries under any credit facility, (b) demand payment in full of all outstanding borrowings, and/or (c) foreclose on the collateral provided to secure the credit facilities, which collateral represents substantially all of the assets of AM and its subsidiaries. AM and its subsidiaries would not have sufficient funds to pay the full amount due in the event that LaSalle and Chatham demand payment in full of the outstanding obligations owed to them.



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AM Communications, Inc.
1900 AM Drive
Quakertown, PA 18951-2107
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         AM is aggressively pursuing all available strategies to preserve the value of its core businesses, including negotiating with its existing lenders, seeking additional financing to provide short-term liquidity, and seeking protection pursuant to the US Bankruptcy Code. AM is also in discussions with several entities relating to possible sales of certain of its assets. No agreement has yet been reached with respect to any of these proposed transactions.

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         AM Communications, Inc., located in Quakertown, Pennsylvania, is a leading supplier of software-driven network reliability solutions for HFC broadband network enterprises. AM's advanced systems and service offerings employ leading-edge technologies that embody the Company's 25+ years of HFC experience and expertise. Through its exclusive and strategic relationship with the NeST Group, AM has access to a skilled manpower pool of over 400 software and hardware engineers as well as 2000 operations support personnel. AM's world-class Quality credentials include ISO 9001 for engineering, business, and operations procedures, as well as CMM Level 5 for software development. Visit us at www.amcomm.com.

         This news release contains forward-looking statements, including statements regarding the Company's financial performance and results of operations. Actual results may differ materially from those projected in such forward-looking statements due to various factors, including: competitive factors, technological developments, customer acceptance of the Company's products and services, general economic conditions, and market demand. Further information regarding these and other risks of the Company and its business can be found in the Company's filings with the Securities and Exchange Commission
(SEC) including the Company's Reports on Forms 10-KSB and Forms 10-QSB. These documents are available at the SEC website: www.sec.gov.

(C) Copyright 2003 AM Communications, Inc. The AM logo is a registered trademark of AM Communications, Inc.



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